Exhibit 8.2

October 10, 2017

Telecom Argentina S.A.

Alicia Moreau de Justo, No. 50
C1107AAB, City of Buenos Aires

Argentina

Ladies and Gentlemen:

We have acted as special counsel to Telecom Argentina S.A., a corporation organized and existing under the laws of Argentina (“Telecom”), in connection with the restructuring transactions (the “Reorganization”) between Telecom, Nortel Inversora S.A. (“Nortel”), Sofora Telecomunicaciones S.A. (“Sofora”) and Telecom Personal S.A. (“Personal”), all of which are Argentine corporations, pursuant to the Preliminary Merger Agreement by and amongst Telecom, Nortel, Sofora and Personal (the “Reorganization Agreement”), dated as of March 31, 2017.  At your request, and in connection with the Registration Statement on Form F-4 of Telecom filed with the Securities and Exchange Commission in connection with the Reorganization transactions (as amended through the date hereof, the “Registration Statement”), we are rendering our opinion concerning the material federal income tax consequences of the absorption of Nortel by Telecom. Any capitalized term used and not defined herein has the meaning given to it in the Registration Statement.

For purposes of the opinion set forth below, we have relied, with the consent of Telecom, upon the accuracy and completeness of the factual statements and representations, including as to the legal effect of the Reorganization transactions under Argentine Law (which statements and representations we have neither investigated nor verified), contained in certain letters to us from the officers of Telecom, dated the date hereof, the officers of Fintech Advisory Inc., dated as of October 4, 2017, and the Argentine law firm Errecondo, González & Funes Abogados, dated as of September 25, 2017, and have assumed that such factual statements and representations will be accurate and complete as of the appropriate effective time (as if made as of such time) and that all such factual statements and representations made to the knowledge of Telecom, any person or entity or with similar qualification, are and will be true and correct as if made without such qualification.  We have also relied upon the accuracy of the Registration Statement contained therein, as amended or supplemented through the date hereof.

We have also assumed that: (i) the transactions contemplated by the Reorganization Agreement will be consummated in accordance therewith and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party) and (ii) the Reorganization transactions will be reported by Telecom on its respective federal income tax returns, if any are filed, in a manner consistent with the opinion set forth below.

Based upon and subject to the foregoing, we believe that, under currently applicable U.S. federal income tax law, it is more likely than not that the absorption of Nortel by Telecom qualifies as a reorganization within the meaning of Section 368(a) of the Code.  In addition, we hereby confirm our opinion set forth under the caption “U.S. FEDERAL INCOME TAX CONSEQUENCES —Consequences of the Reorganization and Merger for U.S. Holders,” subject to the limitations and qualifications stated therein.

We express no opinion on any issue relating to the tax consequences of the Reorganization transactions other than those set forth above.  Our opinion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), published judicial decisions, administrative regulations and published rulings and procedures as in existence on the date hereof.  Future legislative, judicial or administrative changes, on either a prospective or retroactive basis, could affect our opinion.  Further, our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or a court will not take a contrary position.  We undertake no responsibility to advise you of any future change in the matters stated herein or in the federal income tax laws or the application or interpretation thereof.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.  We are furnishing this opinion solely in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Jason Factor
Jason Factor, a Partner